Exhibit 10.1

Exhibit A

FIRST AMENDMENT

TO THE

eLOYALTY CORPORATION 1999 STOCK INCENTIVE PLAN

(as Amended and Restated as of May 15, 2008)

The eLoyalty Corporation 1999 Stock Incentive Plan (as Amended and Restated as of May 15, 2008) (the “Plan”) is amended, effective August 6, 2009, in the following respects:

1. By deleting clause (d) of Section 5.2 of the Plan in its entirety and replacing it with the following in lieu thereof:

5.2(d) Exercisability. Except as otherwise provided herein or as otherwise provided in the applicable Agreement, each Automatic Non-Employee Director’s Option shall not be exercisable until the last day of the calendar month following the calendar month in which such option is granted (the “Initial Date of Exercisability”); provided that, except as otherwise provided in the applicable Agreement, each Initial Grant shall become exercisable incrementally on its Initial Date of Exercisability and on the last day of each of the next 47 calendar months following the Initial Date of Exercisability with respect to 1/48 of the shares of Common Stock subject to the Initial Grant on the date of its grant. Except as otherwise provided in the applicable Agreement, each Annual Grant shall become exercisable incrementally on its Initial Date of Exercisability and on the last day of each of the next 11 calendar months following the Initial Date of Exercisability with respect to one-twelfth of the shares of Common Stock subject to such Annual Grant on the date of its grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Automatic Non-Employee Director’s Options shall be exercisable in accordance with Section 2.1(c).

2. By deleting Section 6.9 of the Plan in its entirety and replacing it with the following in lieu thereof:

6.9 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes that may be required to be withheld or paid in connection with such award. An Agreement may provide that: (i) the Company shall withhold whole shares of Common Stock that would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash that would otherwise be payable to a holder, in each case in an amount not to exceed the Company’s minimum statutory withholding requirements; or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of Mature Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock that would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash that would otherwise be payable to a holder, equal to the minimum amount necessary to satisfy any such obligation, (D) in the case of the exercise of any option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B), and (C), in each case to the extent set forth in the Agreement relating to the award; provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B) - (E) and that in the case of a holder who is subject to Section 16 of the Exchange Act, the Company may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3. By deleting Section 6.11 of the Plan in its entirety and replacing it with the following in lieu thereof:

6.11 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option or SAR and the purchase price per security, the number of securities subject to each option to be granted to Non-Employee Directors pursuant to Article V, the terms of each outstanding SAR or RSU, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share Award, Performance Units, or any other applicable award shall be adjusted by the Committee as is equitably required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company, such adjustment shall be made automatically without the necessity of Committee action, on the customary arithmetical basis. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being: (a) available under this Plan, such fractional security shall be disregarded; or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying: (i) the fraction of such security (rounded to the nearest hundredth) by; (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award. If any such adjustment provided for in this Section 6.11 requires the approval of stockholders in order to enable the Corporation to grant Incentive Stock Options, then no such adjustment or substitution of Incentive Stock Options will be made without prior stockholder approval. If the effect of any adjustment or substitution would be to cause an option to fail to continue to qualify as an Incentive Stock Option or to cause a modification, extension or renewal of such option within the meaning of

Section 409A or 424 of the Code, the Committee may elect that such adjustment not be made but rather will use reasonable efforts to effect such other adjustment of each then outstanding option as the Committee in its sole discretion will deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of Section 409A or 424 of the Code) of such Incentive Stock Option.